EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Joachim Hensel, certify that:

1.	I am a duly authorized officer of BMW Financial Services NA, LLC;

2.
I have reviewed the terms of that certain Servicing Agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”), between Financial Services Vehicle Trust (the “Trust”) and BMW Financial Services NA, LLC, as servicer (in such capacity, the “Servicer”), as supplemented by the 2012-1 Servicing Supplement, dated as of April 26, 2012 (together with the Basic Servicing Agreement, the “Servicing Agreement”), among the Trust, BMW Manufacturing L.P., as grantor and initial beneficiary of the Trust, and BMW Financial Services NA, LLC, as sponsor and as Servicer, and I have made, or have caused to be made under my supervision, a detailed review of the activities of the Servicer and the performance of its obligations thereunder during the period from January 1, 2013 to December 31, 2013;

3.
To the best of my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects during the period from January 1, 2013 to December 31, 2013, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:

NONE.

Dated:  March 21, 2014

By: /s/ Joachim Hensel Name: Joachim Hensel Title: Vice President – Finance & CFO BMW Financial Services NA, LLC